VOS International

Gentlemen,

Everyone here at VOS strongly believes in the Garden Ganix product and with proper marketing, distribution, and branding, it could generate significant revenues. However, to properly capitalize on the potential of Garden Ganix, a strong PR campaign is necessary to increase visibility in the marketplace, receive third-party validation of the effectiveness of Garden Ganix, solidify the company’s reputation amongst both consumers and retailers, and, eventually, continue to build up the Ganix brand name.

VOS has developed and is prepared to implement an initial PR strategy for the product introduction of Garden Ganix to the media and the Home & Garden marketplace. VOS will perform the following tasks:

  Creation of Ganix Press Kit – VOS will first develop the necessary content for the press releases, product information, company information, and marketing materials to include in the Ganix Press Kit. Then, VOS will coordinate with a graphic designer and printing company to create the folders and marketing materials (i.e. tri-fold brochure) and have them match the existing color schemes and designs already developed by Ganix.
  Press Releases – VOS will write and distribute pertinent press releases regarding Garden Ganix and/or the company through the news wire. VOS will also make follow-up contact with editors and members of the press to help maximize the chance of having a story covered by the news.
  Tradeshow Presence – VOS will assist in identifying important trade shows which would be beneficial for Ganix to be involved with. Once a decision has been made by Ganix to become involved in a particular trade show, VOS will increase Ganix’s presence at the trade show through presentations, seminars, and panel discussions.
  Speaking Engagements – VOS will compile a list of potential speaking opportunities at a variety of industry events and tradeshows and pitch them to select Ganix executives as guest speakers. This will increase Ganix’s visibility and presence amongst key industry players.
  Media Exposure – A combination of the above-mentioned services will help contribute to building a variety of media exposure for Ganix’s product line as well as the company. VOS intends on getting placement for Ganix in Television, Radio, Consumer Publications, Trade Publications, Online Publications, and News & Wire Services.

VOS International

Listed below are the initial media outlets which VOS believes will provide the biggest impact on spreading the word of Garden Ganix.

Consumer Publications:

  National Gardening Association
  Better Homes & Gardens
  Good Housekeeping
  Martha Stewart Living
  National Home Gardening Club
  Ladies Home Journal
  Red Book
  Family Circle
  Sunset
  Southern Living
  Fine Gardening
  Popular Science
  Ladies Home Journal
  Harper’s Bazaar
  This Old House
  Garden Design
  Readers digest
  Home
  House & Garden
  Horiculture
  House Beautiful
  Mother Earth News
  Sierra Club
  BBC Gardeners’ World
  Women’s Day
  Organic Gardening
  Yard & Garden
  Chicago Home & Garden
  Country Gardens
  Phoenix Home & Garden
  Garden Compass
  Practical Gardener
  The English Garden
  American Gardener
  Country Living Gardener
  Farm Show Magazine
  Herb Quarterly
  The Growing Edge
  The Garden Hotline
  How to Gardening

VOS International
  Irrigazette
  Flower & Garden Magazine
  Lawn & Landscape
  Mary Engelbreit’s Home Companion
  Canadian Gardening
  Family Handyman
  Garden Gate Magazine

Trade Publications:

  Gardener’s Information Service
  Nursery Retailer
  Home Channel News
  Do-It-Yourself Retailing
  Turf Magazine
  Progressive Farmer
  Farm Industry News
  Discount Store News
  Discount Merchandiser
  American Nurserymen Magazine
  DSN Retailing Today
  Chain Store Age
  Retail Merchandiser
  Retailing News
  Yard & Garden

Syndicated Editorial Writers:

  Alan J. Heavens
  Harry Wessell
  Mary Umberger
  Kathryn Balint
  June Fletcher
  Neil McManus
  Bill Allen

News & Wire Services:

  Associated Press
  AP Media
  AP Radio
  Reuters
  Copley News Service
  Scripps Howard News Service
  Dow Jones Newswire
  Newstech Syndicate
  Feeley News Bureau

VOS International
  Environment News Service
  Newsday.com

TV & Radio Stations:

  HGTV
  PBS
  DIY-TV
  ABC
  NBC
  CBS
  MSNBC
  CNN
  NPR

We look forward to the opportunity of working with you to help increase the visibility, brand recognition, and market awareness of Ganix. Together, we believe this can be a very exciting and lucrative opportunity for everyone involved. Below you will find the actual PR agreement that we are proposing. Please review it and feel free to contact me to discuss this proposal further.

Best regards, Vlad Zatulovsky VP of Business Development VOS International, Inc.

VOS International

Public Relations Agreement

The following constitutes the Agreement between Ganix Bio-Technologies, LLC (“Ganix), and VOS International, Inc. (“Company”) regarding the engagement of the Company to perform public relations services for Ganix.

1. The Company shall charge a monthly fee payable in monthly payments of $4,000.00 for a minimum period of 6 months. The monthly fee for services is due and payable on the 1st of each month. This contract is binding.

2. The Company will perform standard public relations services for Ganix on a non-exclusive basis in accordance with your requests. The Company’s services will begin upon receipt of the first month's fee, as described in Paragraph One, and shall continue for the minimum period.

3. For planning and deadline purposes, it is necessary and mandatory that Ganix advise the Company in writing at least 45 days prior to the expiration of this binding agreement if Ganix does not plan to continue, otherwise this agreement shall be automatically renewed.

4. Expenses over the amount of $100.00 (per month) will be cleared with Ganix verbally prior to incurring such expenses on its behalf. VOS’s out of pocket and reimbursable expenses shall include the costs of postage, messenger service, shipping, long distance telephone calls, etc. More substantial expenses, such as for creation of press kit materials, printing, photography and advertising, may be billed directly to Ganix from the vendor for payment prior to the placement of the order. If the Company places an order on behalf of Ganix for press kits/printing or photographs, Ganix must additionally advance VOS the cost thereof, prior to placement the order. It is often necessary to travel, either alone or with you, as part of the public relations services and VOS shall obtain your prior approval thereon. If that occurs, Ganix will reimburse the Company for all transportation to and from the location along with room, board, and affiliated expenses.

(b) For special events that are authorized by client, VOS will be compensated in addition to the monthly retainer, by client. Amount to be determined between Client and VOS.

5. The monthly fee for service is due and payable at the beginning of each month or at the start of the contract (whichever comes first). Any unpaid balance of fees or costs which remain unpaid ten (10) days will accrue interest at the rate of 10 percent (10%) per annum.

6. VOS shall reserve the right, after the initial three (3) months of services, to reevaluate the Company’s costs of performing those services as compared to the initial fee arrangement. Collectively, should we determine that the fee is unsatisfactory to VOS’s needs and goals, VOS will ask that the fee be renegotiated under good faith.

VOS International

7. Since we cannot independently verify factual material supplied to us by clients or surrogates, Ganix shall indemnify and hold VOS harmless from any and all liability, claims, losses, damages, expenses or other legal remedies, including payment of reasonable attorney's fees and costs, based upon publication or other dissemination of information, representations, reports, news releases or other material submitted by Ganix.

8. Any controversy or claim arising out of this agreement or the beach thereof, shall be settled by binding arbitration in accordance with the rules and procedures set forth in the Commercial Arbitration Rules of the American Arbitration Act, and entered in any court having jurisdiction. The costs of the arbitration including reasonable attorney's fees, shall be bore by the losing party or in such proportions as the arbitrator’s determine.

9. Should Ganix terminate this contract for any reason before the expiration of the term of this contract, liquidated damages for the value of the remainder of the term of the contract will be awarded to The Company.

11. This agreement shall be governed by California law.

VOS is pleased to be working on your behalf and believe that the foregoing accurately sets forth our mutual understanding. Please sign and return to us one fully executed copy of this contract and keep the other for your files.

/s/ Scott McManus__________	/s/ Allan Ligi________
Ganix Bio-Technologies, LLC	VOS International, Inc.

4-6-06________	4-10-06________
Date	Date

VOS International

SALES & MARKETING AGREEMENT

This Sales & Marketing Agreement is made by and between VOS International, Inc.

(“VOS”) , a California company and Ganix Bio-Technologies, LLC (“Ganix”). In consideration for the representations, promises, and acts of each other as set out in this agreement, the parties agree as follows:

1.	VOS herein agrees to act as a marketing consultant and sales representative for Garden Ganix. This agreement will cover all wholesale, retail, catalog, and select commercial accounts. Ganix agrees to allow VOS to disclose itself as a Retail Alliance Partner.

2.	VOS will become an alliance partner with Ganix. Ganix will indemnify VOS against all claims for Garden Ganix and any other business decisions that Ganix will make on behalf of the company, as long as no fraud is committed by VOS.

3.	VOS shall receive a 10% commission of the invoiced amount of each item sold through its various customers. Commission checks will be paid monthly based on monies received by Ganix for all orders shipped.

4.	Ganix agrees to provide VOS, on a monthly basis, copies of all invoices for shipped product and accounting of all payments received.

5.	Ganix agrees to reimburse all travel expenses (airfare, hotel, meals, etc.) associated with sales efforts upon prior approval by Ganix and submission of receipts.

6.	All product samples sent to VOS and potential customers will be the sole responsibility of Ganix and considered a cost of doing business.

7.	This agreement shall continue to be in effect for 12 months. If both parties agree that the representation provided by VOS is successful in achieving the goals set forth by both parties, both parties would agree to renew and expand the parameters of this agreement. If this agreement is not renewed, VOS shall be entitled to receive its full commission for sales to active accounts established by VOS for a period of one year.

8.	If Ganix terminates this agreement without cause, VOS will be entitled to earn commissions for a period of one year from the date of termination.

9.	Both parties acknowledge that each will be devoting a significant amount of time and resources to get this product rollout launched. Therefore, this agreement mandates the continuous performance by both parties until the agreement expires or has been terminated pursuant to the provisions set out in this agreement.

VOS International

10.	Ganix agrees that during the term of this agreement that it will not contract or hire any other sales agency for the purpose of establishing retail distribution for Garden Ganix. Nothing in this agreement prohibits Ganix from establishing retail placement as Ganix has existing resources and contacts, however, Ganix will not engage in discussions with Retail channels without prior coordination and approval from VOS.

If the above-mentioned points are acceptable with both parties, please sign below. This agreement will become effective as of April 1, 2006.

/s/ Scott McManus____________	/s/ Allan Ligi_________
Scott McManus	Allan Ligi
CEO, Ganix Bio-Technologies, LLC	CEO, VOS International

4-30-06____________	4/19/06____________
Date	Date